Exhibit 10.4
RTX CORPORATION
EXECUTIVE ANNUAL INCENTIVE PLAN

(As Amended and Restated as of October 1, 2023)

1. Preamble

1.1.Purpose. The purpose of the RTX Corporation Executive Annual Incentive Plan (the “Plan”) is to reinforce corporate, organizational and other goals; to promote the achievement of those goals; to ensure a strong linkage of pay to performance; and to attract, retain and motivate eligible employees.

1.2.Effective Date of Plan and Amendments.

1.2.1.    The Raytheon Technologies Corporation Executive Annual Incentive Plan was established effective as of April 26, 2021, the date the Plan was approved by shareholders (the “Effective Date”).

1.2.2.    The Plan is hereby amended and restated, effective as of October 1, 2023, for purposes of renaming the Plan, the RTX Corporation Executive Annual Incentive Plan, changing all company references from ‘Raytheon Technologies Corporation’ to ‘RTX Corporation’, updating the name of the ‘Compensation Committee’ to the ‘Human Capital & Compensation Committee’ and certain other minor administrative changes.

2. Definitions

For the purposes of the Plan, the following terms shall have the following meanings:

“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

“Award” means a cash award based on the achievement of performance goals for a Performance Period.

“Board” means the Board of Directors of the Company.

“Change in Control” has the meaning set forth in the Company’s 2018 Long-Term Incentives Plan, as amended, (or any successor plan thereto).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

“Committee” means the Human Capital & Compensation Committee of the Board, or such other committee as the Board may from time to time designate, which committee shall be comprised of not less than two directors and shall be appointed by and serve at the pleasure of the Board.

“Company” means RTX Corporation, a Delaware corporation, or its successor.

“Effective Date” has the meaning set forth in Section 1.

“Eligible Employee” means any employee who has been designated by the Company or an Affiliated Entity as an executive (e.g., employee grades E5, E4, E3, E2 and E1), selected for participation in the Plan by the Company or an Affiliated Entity, who is on the active salaried payroll of the Company or an Affiliated Entity at any time during the Performance Period to which an Award relates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. “Executive Officer” means an officer of the Company who is subject to Section 16 of the Exchange Act.

“Performance Period” means the Company’s fiscal year, or such other period designated by the Committee. The Performance Period for the year in which the Effective Date occurs shall be the full fiscal year notwithstanding the fact that the Plan does not become effective until the Effective Date.

“Plan” has the meaning set forth in Section 1.

“Section 409A” means Section 409A of the Code.

“Stub Period” means the portion of a Performance Period that ends on the date of a Change-in-Control.

3. Administration

The Plan shall be administered by the Committee, who shall have the authority in its sole and absolute discretion, subject to, and consistent with, the express provisions of the Plan and applicable law, to administer the Plan (including all related Plan documents) and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to determine who should be granted Awards and the amount of the Awards; to determine the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including performance goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to increase or decrease the value of an Award to differentiate the performance of individual Eligible Employees and/or business or functional units of the Company; to make adjustments in performance goals or results in recognition of unusual, unexpected, or non-recurring events, including mergers, acquisitions and dispositions, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Plan document; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of any Award documents; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate such duties under the Plan as it may deem advisable to any person or persons selected by it, and for all purposes of the Plan, such delegate(s) shall be treated as the Committee; provided, however, that the Committee shall administer the Plan for all Executive Officers. Provided further, that no delegate may designate himself or herself as an Award recipient under the delegated authority. All decisions, determinations and interpretations of the Committee, or its delegate(s) shall be final and binding on all persons, including the Company, Affiliated Entities, Eligible Employees (or any person claiming any rights under the Plan from or through any Eligible Employee) and any shareowner.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. To the extent permitted by law, the Committee and all appointed delegates shall be indemnified by the Company and saved harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

4. Eligibility

Only Eligible Employees may be granted Awards under the Plan. Unless otherwise determined by the Committee or its delegate, an Eligible Employee, who commences employment with the Company or an Affiliated Entity following the start of a Performance Period, may be eligible for a pro-rata Award for the period of time employed during such Performance Period. Unless otherwise required by local regulation or legislation, an Eligible Employee may not participate in this Plan and another annual incentive plan of the Company or an Affiliated Entity simultaneously or for the same Performance Period.

5. Performance Goals

Performance goals may consist of financial, operational and strategic performance measures for the Company, an Affiliated Entity and/or any business or functional unit thereof; individual performance goals for Eligible Employees; and/or such other goals as may be determined by the Committee. Performance goals shall be set prior to, or reasonably promptly following, the start of the Performance Period.

6. Annual Incentive Targets

The annual target incentive amount shall be expressed as a percentage of the Eligible Employee’s annual salary in effect on December 1st of the Performance Period (or, for purposes of Section 9, the first day of the month immediately preceding the month in which a Change-in-Control occurs), unless otherwise specified in the Award.

7. Determination and Payment of Awards

Payments, if any, due in respect of Awards shall be paid in a lump sum in cash. Cash payments made in respect of Awards will be paid as soon as administratively practicable following the end of the applicable Performance Period and the Committee’s determination of the achievement of the underlying performance goals, and, for Eligible Employees on a United States-based payroll or otherwise subject to taxation in the United States, no later than the 15th day of the third month following the end of the Performance Period. In order to be eligible to receive an Award, an Eligible Employee must be employed on the last day of the Performance Period, subject to Section 9 hereof and any rules established under the Plan from time to time. The Committee may, in its sole discretion, permit Eligible Employees to defer the payment of Awards in accordance with and subject to the terms of one or more deferred compensation plans sponsored by the Company or an Affiliated Entity. The Committee’s decisions regarding the amount of each Award shall be final, binding and conclusive for all purposes and need not be consistent among Eligible Employees.

8. Clawback

Eligible Employees shall be subject to any applicable clawback, recoupment or other similar policies required by law or regulations, or adopted by the Committee, as in effect from time to time, and Awards paid to an Eligible Employee shall be subject to the terms of such policies, as in effect from time to time.

9. Change-in-Control

Notwithstanding anything to the contrary in the Plan, upon a Change-in-Control this Plan shall terminate and each Eligible Employee shall be entitled to a lump sum cash payment for the Stub Period. The payment calculated prior to any proration to account for the Stub Period shall be the Eligible Employee’s target incentive amount for the Performance Period. The proration will be determined by dividing the number of days completed in the Stub Period immediately prior to the date of the Change-in-Control by the total number of days in the Performance Period. Payments due as a result of the termination of the Plan upon a Change-in-Control shall be made within 30 days following the date of the Change-in-Control and shall be made to all Eligible Employees who were employed by the Company or an Affiliated Entity immediately prior to the date of the Change-in-Control, regardless of whether they are still employed on the payment date.

10. Amendment and Termination of the Plan

The Board or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan, in whole or in part; provided, however, (i) that no such amendment of the Plan shall operate to annul or diminish, without the consent of the Eligible Employee, an Award already made hereunder, except in the case of a recoupment of awards under the Plan in connection with a Company clawback policy; and (ii) no amendment adopted in connection with or in anticipation of a Change-in-Control shall adversely affect an Eligible Employee’s entitlement to an Award for the Stub Period following a Change-in-Control.

11. Personal Data

In connection with managing and administering the Plan, the Company processes certain personal information about Eligible Employees including, but not limited to, name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, shares or directorships held in the Company, and details of all Awards paid or pending payment. Some of this information is collected by the Eligible Employee’s local employer and is transferred to the Company, as needed, for the purposes of implementation, administration, and management of the Plan. This information may also be shared with third parties providing services to the Company in connection with the Plan, and the Company takes all necessary steps, in accordance with applicable data protection laws, to ensure that such personal information is adequately protected. The Company is headquartered in the United States, and some of its subsidiaries and affiliates are located outside of the United States. The Company will have in place standard contractual clauses approved by the European Commission to allow for transfer of personal data outside the European Union or European Economic Area. Likewise, the Company will take all necessary measures, in accordance with applicable data protection laws, to protect personal information relating to Eligible Employees located in countries with data privacy laws that is transferred to other countries. Applicable data privacy laws may provide Eligible Employees the right to review and, if factually inaccurate, correct any personal information relating to them.

12. Miscellaneous

12.1     Section 409A. Each Award is intended to be excluded from coverage under Section 409A as a short-term deferral unless, and only to the extent that, a deferral election for such Award is made pursuant to a deferred compensation plan sponsored by the Company or an Affiliated Entity. If an Award does not qualify as a short-term deferral or for another exemption under Section 409A, it is intended that such Award will be paid in a manner that satisfies the requirements of Section 409A, and in the event any Award is payable to a “specified employee” (as determined in accordance with the methodology established by the Company in accordance with Section 409A) that would be payable during the six-month period following the specified employee’s “separation from service” (as determined in compliance with the methodology established by the Company in accordance with Section 409A) shall instead by paid on the first business day of the seventh month following the separation from service to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A.

12.2    Additional Compensation Arrangement. Nothing contained in this Plan shall prevent or limit the Company or any Affiliated Entity from adopting other or additional compensation arrangements for any employee.

12.3    Plan Participation. Participation in the Plan is voluntary and at the complete discretion of the Company. Receipt of a current Award does not give rise to a vested right or entitlement to receipt of a future Award.

12.4    No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan or the payment of Awards shall not confer upon any employee any right to continued employment or payment for future Awards, nor shall it interfere in any way with the right of the Company or any Affiliated Entity to terminate the employment of any employee at any time. This Plan shall not be deemed to constitute part of an Eligible Employee’s terms and conditions of employment.

12.5    Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company or an Affiliated Entity and no part thereof shall be charged against Awards, or to Eligible Employees.

12.6    Withholding. The Company or an Affiliated Entity shall have the right to deduct from Awards any applicable taxes, and any other deductions, required to be withheld with respect to such payments. In addition, the Company or an Affiliated Entity also may withhold such amounts from other amounts payable by the Company or an Affiliated Entity, subject to applicable law.
12.7    No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliated Entity from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Eligible Employee, beneficiary or other person shall have any claim as a result of any such action.

12.8    Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company or an Affiliated Entity.

12.9    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any of the other provisions of the Plan, and this Plan shall be construed and enforced as if such provision had not been included in the Plan.

12.10    Governing Law. While the Plan is intended to be administered in compliance with local laws and regulations, to the extent there is a conflict, the Plan and all actions taken thereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

12.11    Nontransferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of death, to a designated beneficiary as may be provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

12.12    Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Eligible Employee shall be paid to the beneficiary duly designated by the Eligible Employee in accordance with the Company’s or an Affiliated Entity’s practices. If no such beneficiary has been designated or survives the Eligible Employee, payment shall be made to the Eligible Employee’s estate. A beneficiary designation, if such are permitted, may be changed or revoked by an Eligible Employee at any time, provided the change or revocation is filed with the Committee prior to the Eligible Employee’s death.

12.13    Successor. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

12.14    Relationship to Other Benefits. No payment of benefit under the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Affiliated Entity, except to the extent otherwise expressly provided in writing in such other plan or arrangement.

12.15    Replacement Plan. This Plan is intended to replace the United Technologies Corporation Annual Executive Incentive Compensation Plan (“ICP”), as amended. As allowed by local law, all reference to the ICP in individual employment agreements is hereby replaced with reference to the RTX Corporation Executive Annual Incentive Plan. As provided in Section 4, an Eligible Employee may not participate in this Plan and another annual incentive plan of the Company or an Affiliated Entity simultaneously or for the same Performance Period. If an Eligible Employee makes a claim for benefits under the ICP or other annual incentive plan, any award under this Plan for the same Performance Period shall be immediately forfeit.